Exhibit 99.1
The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA
Tel. 804.289.9600 Fax 804.289.9770

Contact Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

Brink’s Completes Acquisition of Dunbar Armored
RICHMOND, Va., August 13, 2018 – The Brink’s Company (NYSE:BCO), the global leader in total cash management, secure route-based logistics and payment solutions, today announced that it has completed its acquisition of Dunbar Armored, Inc., the fourth largest U.S. cash management company, for approximately $520 million in cash.
Dunbar generates annual revenue of approximately $390 million and adjusted EBITDA of approximately $43 million. The acquisition is expected to increase the company’s annual non-GAAP earnings by approximately 90 cents per share within two years. Management plans to update its 2018 guidance to include expected results from the acquisition when it releases third-quarter results in October.
Brink’s expects to realize approximately $40 million to $45 million in annual cost synergies related to route density, branch optimization and administrative efficiencies. The company plans to invest approximately $50 million in incremental capital expenditures over the next three years to support branch rationalization and reinvestment in Dunbar’s fleet. Full integration and synergies are expected to be achieved over three years, with the majority achieved by the end of the second year.
Doug Pertz, Brink’s president and chief executive officer, said: “We welcome the Dunbar employees into the Brink’s family, and look forward to a rapid integration of these two great companies so that we can accelerate our efforts to drive substantial revenue and profit growth in our combined U.S. operations. We’ve now fully deployed the cash on our balance sheet to drive accretive returns. This acquisition also enables us to significantly reduce our tax rate, resulting in future earnings growth that should be more consistent with the strong growth we’ve already demonstrated in operating income.”
The transaction is expected to facilitate utilization of the company’s existing tax attributes and reduce its non-GAAP effective tax rate by 100 to 200 basis points in 2019. Combined with other actions, Brink’s expects to reduce its non-GAAP effective tax rate by 400 to 600 basis points over the next several years. Brink’s does not expect to pay U.S. federal cash taxes for at least six years due to utilization of its existing tax attributes and the benefit of an IRC 338(h)(10) election on this transaction.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the global leader in total cash management, secure route-based logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 41 countries serves customers in more than 100 countries. For more information, please visit our website at www.Brinks.com or call 804-289-9709.

About Dunbar Armored, Inc.
Dunbar Armored, Inc., provides cash management and secure logistics throughout the U.S., including cash-in-transit, ATM services, vault outsourcing, money processing and intelligent safe services. For nearly 100 years, Dunbar’s mantra has been Loyalty + Protection for our range of financial, commercial and government customers. For more information, please visit our website at www.dunbarmored.com. Based in Hunt Valley, Maryland, Dunbar employs approximately 5,400 people, operates 78 branches throughout the U.S., and has approximately 1,600 armored trucks.

Forward-Looking Statements
This release contains forward-looking information. Words such as "anticipate," "assume," "estimate," "expect," “target” "project," "predict," "intend," "plan," "believe," "potential," "may," "should," “would” and similar expressions may identify forward looking information. Forward-looking information in these materials includes, but is not limited to planned investment in and synergies related to the Dunbar business and the impact of the Dunbar acquisition on future results, plans to update the Company’s guidance, changes in the Company’s tax rate and future tax payments.

Forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to: our ability to improve profitability and execute further cost and operational improvement and efficiencies in our core businesses; our ability to improve service levels and quality in our core businesses; market volatility and commodity price fluctuations; seasonality, pricing and other competitive industry factors; investment in information technology (“IT”) and its impact on revenue and profit growth; our ability to maintain an effective IT infrastructure and safeguard confidential information; our ability to effectively develop and implement solutions for our customers; risks associated with operating in foreign countries, including changing political, labor and economic conditions, regulatory issues, currency restrictions and devaluations, restrictions on and cost of repatriating earnings and capital, impact on the Company’s financial results as a result of jurisdictions determined to be highly inflationary, and restrictive government actions, including nationalization; labor issues, including negotiations with organized labor and work stoppages; the strength of the U.S. dollar relative to foreign currencies and foreign currency exchange rates; our ability to identify, evaluate and complete acquisitions and other strategic transactions and to successfully integrate acquired companies; costs related to dispositions and market exits; our ability to obtain appropriate insurance coverage, positions taken by insurers relative to claims and the financial condition of insurers; safety and security performance and loss experience; employee and environmental liabilities in connection with former coal operations, including black lung claims; the impact of the Patient Protection and Affordable Care Act on legacy liabilities and ongoing operations; funding requirements, accounting treatment, and investment performance of our pension plans, the VEBA and other employee benefits; changes to estimated liabilities and assets in actuarial assumptions; the nature of hedging relationships and counterparty risk; access to the capital and credit markets; our ability to realize deferred tax assets; the outcome of pending and future claims, litigation, and administrative proceedings; public perception of our business, reputation and brand; changes in estimates and assumptions underlying critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations. This list of risks, uncertainties and contingencies is not intended to be exhaustive.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2017, and in our other public filings with the Securities and Exchange Commission.

The forward-looking information included in this document is representative only as of the date of this document and The Brink's Company undertakes no obligation to update any information contained in this document.

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